EQUITY PARTICIPATION
AND EARN-IN AGREEMENT

THIS AGREEMENT made as of the 15th day of October, 2004.

BETWEEN:

IVANHOE MINES LTD., a corporation incorporated under the laws of the Yukon Territory

("Ivanhoe")

AND:

ENTRÉE GOLD INC., a corporation incorporated under the laws of the Yukon Territory

("Entree")

WHEREAS:

A. capitalized terms used in these recitals without definition have the meanings assigned to them in Section 1.1 hereof;

B. Entree, through the Entrée Subsidiary, holds a one hundred per cent (100%) interest in the Project Property;

C. Ivanhoe wishes to acquire certain equity securities of Entrée and a Participating Interest in the Project;

D. Ivanhoe and Entrée have agreed to effect the Private Placement and Entree has agreed to grant to Ivanhoe the right to earn a direct or indirect Participating Interest in the Project by incurring Earn-in Expenditures; and

E. the parties are entering into this Agreement to formally document their agreement in respect of the matters referred to in the foregoing recitals.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT, in consideration of the premises and the respective covenants and agreements herein contained, the parties hereto covenant and agree as follows:

PART 1
DEFINITIONS AND INTERPRETATION

Definitions

1.1 In this Agreement, unless the context otherwise requires, the following terms will have the meanings hereinafter set forth:

"Arbitration Act" means the Commercial Arbitration Act of the Province of British Columbia;

"Affiliate" means any person, partnership, limited liability company, joint venture, corporation, or other form of enterprise which Controls, is Controlled by, or is under common Control with a party to this Agreement;

"Budget" means a detailed estimate of all costs to be incurred and a schedule of Earn-in Expenditures to be made by Ivanhoe with respect to a Program;

"Business" means the contractual relationship of the parties under this Agreement in relation to the Project;

"Business Day" means any day upon which chartered banks in Vancouver, British Columbia are open for business;

"Cash Offer Securities" has the meaning assigned to it in Section 2.5;

"Closing Period" has the meaning assigned to it in Section 5.5;

"Confidential Information" means the Existing Data, any information pertaining to the Oyu Tolgoi Property and all other information, data, knowledge and know-how (including, but not limited to, formulas, patterns, compilations, programs, devices, methods, techniques and processes) disclosed by one party to the other party hereunder that derives independent economic value, actual or potential, as a result of not being generally known to, or readily ascertainable by, third parties and which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, and includes all analyses, interpretations, compilations, studies and evaluations of such information, data, knowledge and know-how generated or prepared by or on behalf of either party but does not include any information, data, knowledge or know-how that is already in the receiving party's possession prior to receipt thereof from the disclosing party or that enters the public domain other than as a consequence of a breach of this Agreement by one of the parties or that comes into a party's possession from a third party who is not, to the knowledge of the receiving party after due enquiry, under an obligation of confidentiality to the other party to this Agreement;

"Constating Documents" means the charter, the memorandum, the articles of association, the articles of incorporation, the articles of continuance, the articles of amalgamation or any other instrument pursuant to which a legal entity is created, incorporated, continued, amalgamated or otherwise established, as the case may be, together with any amendments thereto, and/or which governs in whole or in part such entity's affairs;

"Control" used as a verb means, when used with respect to an entity, the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity through the legal or beneficial ownership of voting securities or membership interests, the right to appoint managers, directors or corporate officers, rights arising under operating agreements or other contracts, a voting trust or otherwise; and, when used with respect to a person, means the actual or legal ability to control the actions of another, through family relationship, agency, contract or otherwise; and "Control" used as a noun means an interest which gives the holder the ability to exercise any of the foregoing powers;

"Development" means all preparation (other than Exploration) on the Project Property for the removal and recovery of Products, including the development of a mine and the construction and installation of processing facilities or any other improvements to be used for the mining, handling, milling or other processing of Products, and all related Environmental Compliance;

"Earn-in Committee" means the committee established pursuant to Section 3.8;

"Earn-in Expenditures" means expenditures incurred by Ivanhoe for,

(i) Exploration pursuant to the Initial Program and Budget,

(ii) Exploration and, if warranted, Development pursuant to Programs and Budgets approved by the Earn-in Committee subsequent to the Initial Program and Budget, and

(iii) in accordance with Programs and Budgets approved by the Earn-in Committee, the payment of fees, taxes and other amounts payable to any Governmental Authority to maintain the Project Property in good standing in accordance with the terms of the Existing Licenses and applicable Law and, to the extent reasonably possible, to upgrade and otherwise improve the legal interest of the Entrée Subsidiary in the Project Property, and such other expenditures as Ivanhoe and Entrée may, from time to time, agree;

"Earn-in Period" has the meaning assigned to it in Section 3.3;

"Earn-in Right" has the meaning assigned to it in Section 3.2;

"Effective Date" has the meaning assigned to it in Section 7.6;

"Encumbrance" means any mortgage, charge, pledge, hypothecation, security interest, lien, easement, right-of-way, encroachment, covenant, condition, right-of-entry, lease, license, assignment, option or claim or any other encumbrance, charge or any title defect of whatever kind of nature, regardless of form, whether or not registered or registrable and whether or not consensual or arising by law (statutory or otherwise);

"Entrée's Designee" has the meaning assigned to it in Section 2.9;

"Entrée Subsidiary" means Entrée LLC, a company incorporated under the laws of Mongolia;

"Environmental Compliance" means all contractual commitments and all actions performed during or after Operations to comply with the requirements of all applicable Environmental Laws and related to reclamation of the Project Property;

"Environmental Laws" means Laws aimed at (i) reclamation or restoration of the Project Property, (ii) abatement of pollution, protection of the environment, (iii) protection of wildlife, including endangered species, (iv) ensuring public safety from environmental hazards, (v) protection of cultural or historic resources, (vi) management, storage or control of hazardous materials and substances, (vii) releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances as wastes into the environment, including without limitation, ambient air, surface water and groundwater and (viii) all other Laws relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes;

"Exchange" means the TSX Venture Exchange;

"Exercise Notice" has the meaning assigned to it in Section 5.5;

"Exercise Period" has the meaning assigned to it in Section 5.5;

"Existing Data" means maps, drill logs and other drilling data, core tests, pulps, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, title, tenure, permit and legal documentation and other material information existing in respect of the Project Property as of the Effective Date;

"Existing Licenses" means, collectively, Mineral Exploration License number 3148X and Mineral Exploration License number 3150X, both issued by the Mineral Resources Authority of Mongolia on April 3, 2001;

"Exploration" means all activities on the Project Property directed toward ascertaining the existence, location, quantity, quality or commercial value of deposits of Products, including but not limited to additional drilling required after discovery of potentially commercial mineralization, and including related Environmental Compliance;

"Extraordinary Matter" means any matter to be voted upon by holders of Entrée common shares in respect of which, under applicable law, the rules and policies of any regulatory authority, stock exchange or stock quotation facility having jurisdiction or pursuant to an order of a court of competent jurisdiction:

(i) the approval of holders of Entrée common shares is to be given by special resolution;

(ii) the approval of holders of Entrée common shares is to be given by a "majority of the minority" or by some other super-majority; or

(iii) Ivanhoe and/or any of its Affiliates is precluded from voting any Entrée common shares for or against the matter;

"Governmental Authority" means any national, central, federal, provincial, state, municipal or county government or regional authority and includes any ministry,

department, commission, bureau, board, administrative or other agency or regulatory body or instrumentality thereof;

"incur" means to incur and pay;

"Initial Exploration Program and Budget" has the meaning assigned to it in Section 3.5;

"Interest" has the meaning assigned to it in Section 5.5;

"Ivanhoe Representative" has the meaning assigned to it in Section 2.4;

"Joint Venture" means the joint venture in respect of the Project Property to be formed by the parties pursuant to the Joint Venture Agreement;

"Joint Venture Agreement" means an agreement between the parties of the nature described in Section 4.3;

"Law" or "Laws" means all applicable governmental laws (statutory or common), rules, ordinances, regulations, grants, concessions, franchises, licenses, orders, directives, judgments, decrees, and other governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature;

"Local Counsel Opinion" has the meaning assigned to it in Section 7.1;

"Minimum Expenditure Commitment" has the meaning assigned to it in Section 3.5(b);

"Mining" means the mining, extracting, producing, handling, milling or other processing of Products;

"Mongolian Subsidiary" has the meaning assigned to it in Section 5.8;

"Northern Extension" means the rectangle which has as its northern boundary the northern boundary of Mineral Exploration Licence number 3148X, as its southern boundary the northern boundary of the Oyu Tolgoi Property, as its western boundary the northerly extension of the western boundary of the Oyu Tolgoi Property and as its eastern boundary the northerly extension of the eastern boundary of the Oyu Tolgoi Property;

"Notices" has the meaning assigned to it in Section 10.1;

"Offer Notice" has the meaning assigned to it in Section 2.5;

"Offeree" has the meaning assigned to it in Section 5.5;

"Offeror" has the meaning assigned to it in Section 5.5;

"Operations" means Exploration and, if warranted, Development and other activities to be carried out and funded by Ivanhoe under this Agreement pursuant to the Earn-in Expenditures;

"Oyu Tolgoi Property" means the geographical area which is the subject of Mining License number 6709 issued by the Mineral Resources Authority of Mongolia on December 23, 2003;

"party" means Entree or Ivanhoe, or any permitted successor or assign of Entree or Ivanhoe under this Agreement;

"Participating Interest" means the percentage interest representing the beneficial ownership interest of a party in the Project Property;

"Private Placement" has the meaning assigned to it in Section 2.1;

"Products" means all ores, minerals, mineral concentrates, metals, chemical by-products and refinements or partial refinements thereof produced from the Project Property;

"Program" means a description in reasonable detail of Operations to be conducted and objectives to be accomplished by Ivanhoe in accordance with the terms of this Agreement for a period determined by the Earn-in Committee;

"Project" means the conduct of Exploration and, if warranted, Development and Mining;

"Project Holdco" has the meaning assigned to it in Section 5.2;

"Project Property" means that portion of the geographical area which is the subject of the Existing Licenses, as more particularly described in Schedule "A";

"Stability Agreement" has the meaning assigned to it in Section 4.9;

"Subdivided License" has the meaning assigned to it in Section 5.2;

"Subject Transactions" means,

(i) with respect to Entrée, the Private Placement, the grant to Ivanhoe of the Earn-in Right and all other obligations of Entrée hereunder that, by their terms, become operative as of or after the Effective Date, and

(ii) with respect to Ivanhoe, the Private Placement, the Minimum Expenditure Commitment and all other obligations of Ivanhoe hereunder that, by their terms, become operative as of or after the Effective Date;

"Surface Access Rights" has the meaning assigned to it in Section 5.3;

"Surface Rights Area" has the meaning assigned to it in Section 5.3;

"Third Party" has the meaning assigned to it in Section 5.5;

"Transfer Notice" has the meaning assigned to it in Section 5.5;

"Voting Notice" has the meaning assigned to it in Section 2.8; and

"X-Grid" means the rectangle which has as its northern boundary the easterly extension of the northern boundary of the Oyu Tolgoi Property, as its southern boundary the easterly extension of the southern boundary of the Oyu Tolgoi Property, as its western boundary the eastern boundary of the Oyu Tolgoi Property and as its eastern boundary the eastern boundary of Mineral Exploration Licences numbers 3148X and 3150X.

Interpretation

1.2 For the purposes of this Agreement, except as otherwise expressly provided:

(a) "this Agreement" means this agreement, including the schedules hereto, and not any particular part, section or other portion hereof, and includes any agreement, document or instrument entered into, made or delivered pursuant to the terms hereof, as the same may, from time to time, be supplemented or amended and in effect;

(b) all references in this Agreement to a designated "part", "section", "subsection" or other subdivision or to a schedule are references to the designated part, section, subsection or other subdivision of, or schedule to, this Agreement;

(c) the words "hereof", "herein", "hereto" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular part, section, subsection or other subdivision or schedule unless the context or subject matter otherwise requires;

(d) the division of this Agreement into parts, sections and other portions and the insertion of headings are for convenience of reference only and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof;

(e) unless otherwise provided herein, all references to currency in this Agreement are to lawful money of the United States of America;

(f) a reference in this Agreement to a statute includes all regulations made thereunder, all amendments to the statute or regulations in force from time to time, and any statute or regulation that supplements or supersedes such statute or regulations;

(g) the singular of any term includes the plural, and vice versa, and the use of any term is generally applicable to any gender and, where applicable, a body corporate, firm or other entity, and the word "or" is not exclusive and the word "including' is not limiting whether or not non-limiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto;

(h) in the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action will be required to be taken on the next succeeding day which is a Business Day; and

(i) all references to "approval", "authorization" or "consent" in this Agreement mean written approval, authorization or consent.

Schedules

1.3 Attached to and forming part of this Agreement are the following Schedules:

Schedule "A" - Project Property
Schedule "B" - Terms of Joint Venture Agreement

PART 2
EQUITY INVESTMENT AND
RELATED OBLIGATIONS

Private Placement

2.1 On the Effective Date, Ivanhoe will subscribe for and purchase, and Entrée will issue and sell, four million six hundred thousand (4,600,000) units of Entree at a price of Cdn$1.00 per unit (the "Private Placement").

Composition of Units

2.2 Each unit will consist of one (1) Entree common share and one (1) purchase warrant exercisable for two (2) years to purchase an additional Entree common share at a price of Cdn$1.10. The instrument representing the purchase warrants will be in a form mutually satisfactory to the parties, acting reasonably, and will reflect the foregoing terms together with such other terms as are customary in respect of similar convertible securities including, without limitation, terms providing for the adjustment of the number of Entrée common shares issuable upon the exercise of the warrants and the exercise price upon the occurrence of certain specified corporate events.

Subscription Agreement

2.3 The parties will enter into a separate subscription agreement in respect of the Private Placement immediately prior to the Effective Date in form and substance mutually satisfactory to the parties, acting reasonably, and containing such representations, warranties, covenants and acknowledgements as are customary in similar private placement transactions. Notwithstanding the foregoing, the parties acknowledge and agree that the substantive terms of the Private Placement are as provided in this Part 2 and that this Part 2 constitutes a legal, valid and binding agreement and not merely an "agreement to agree" with respect to the Private Placement.

Board Representation

2.4 From the Effective Date until the Earn-in Period ends as provided in Section 3.3, Ivanhoe will be entitled to nominate, for appointment to the board of directors of Entrée, one (1) individual selected by Ivanhoe and acceptable to Entrée, acting reasonably (an "Ivanhoe Representative"). Until the end of the Earn-in Period, Entrée will include an Ivanhoe Representative among Entrée's management nominees for election to the board of directors at each meeting of the shareholders of Entrée at which directors are to be elected.

Pre-emptive Rights

2.5 If, at any time after the Effective Date but before the Earn-in Period ends as provided in Section 3.3, Entrée offers to sell for cash, by way of a private placement or a public offering, any Entrée common shares or any securities convertible into or exchangeable for, Entrée common shares (other than incentive stock options) ("Cash Offer Securities"), Entrée will, prior to any issuance of the Cash Offer Securities, offer to Ivanhoe, by Notice (the "Offer Notice") the right, for a period of ten (10) Business Days, to purchase that percentage of the Cash Offer Securities that would result in Ivanhoe beneficially owning, after the issuance of the Cash Offer Securities, the same percentage of outstanding common shares of Entrée that Ivanhoe beneficially owned immediately before the issuance of the Cash Offer Securities, for cash in an amount equal to the price for which the Cash Offer Securities are to be issued. The Offer Notice will describe the Cash Offer Securities proposed to be issued and specify the number, price and payment terms. Ivanhoe may accept Entrée's offer as to the full number of Cash Offer Securities offered to it or any lesser number, by Notice thereof given by it to Entrée prior to the expiration of the aforesaid ten (10) Business Day period, in which event Entrée will promptly sell and Ivanhoe will buy, upon the terms specified, the number of Cash Offer Securities agreed to be purchased by Ivanhoe.

Termination

2.6 Ivanhoe's rights under Sections 2.4 and 2.5 will terminate, earlier than the date on which the Earn-in Period ends as provided in Section 3.3, if:

(a) the number of Entrée common shares held by Ivanhoe (assuming the exercise of all securities convertible into Entrée common shares) ceases to represent at least ten per cent (10%) of Entrée's issued and outstanding common shares; or

(b) Ivanhoe fails to exercise its rights under Section 2.5 to subscribe for and purchase the maximum number of Cash Offer Securities which it has the right to purchase thereunder and, as a result of the issuance of Cash Offer Securities to parties other than Ivanhoe, Ivanhoe's percentage holding of the issued and outstanding common shares of Entrée is reduced.

Offer Notice

2.7 Notwithstanding anything contained in this Agreement to the contrary, the Offer Notice need not be given prior to the issuance to third parties of the Cash Offer Securities, provided such Offer Notice is sent within thirty (30) days thereafter and remains open for a ten (10) day period from Ivanhoe's receipt thereof, and further provided that Entrée has set aside a number of Cash Offer Securities sufficient to fully satisfy its obligations to Ivanhoe under Section 2.5.

Voting

2.8 Ivanhoe hereby covenants and agrees that, for as long during the Earn-in Period as the number of Entrée common shares held by Ivanhoe (assuming the exercise of all securities convertible into Entrée common shares) represents ten per cent (10%) or more of Entrée's issued and outstanding common shares, Ivanhoe will vote its Entrée common shares as the board of directors of Entrée specifies with respect to:

(a) the election of directors of Entrée (provided that any voting instructions pertaining to the election of directors contemplate voting in favour of the election of the Ivanhoe Representative);

(b) the appointment and remuneration of the auditors of Entrée; and

(c) all other matters requiring the approval of the holders of Entrée common shares, other than Extraordinary Matters,

at each and every meeting of the holders of Entrée common shares. Any voting instructions given by Entrée's board of directors pursuant to this Section 2.8 will be based on a resolution passed by a majority of Entrée directors and will be communicated to Ivanhoe by Notice given at least ten (10) Business Days before the date of the meeting at which the common shares are to be voted (a "Voting Notice").

Delivery of Proxy

2.9 Ivanhoe hereby covenants and agrees that, upon receipt of a Voting Notice given in accordance with Section 2.8, Ivanhoe will execute and deliver to an individual designated by Entrée in the Voting Notice ("Entrée's Designee") a proxy entitling Entrée's Designee to vote Ivanhoe's Entrée common shares at the meeting to which the Voting Notice relates in accordance with the instructions in the Voting Notice. Ivanhoe agrees not to revoke such proxy.

Hold Period

2.10 Subject to Section 2.11, during the period commencing on the Effective Date and ending on the four-month anniversary of the Effective Date, Ivanhoe will not sell, assign, gift, exchange, mortgage, charge, pledge, encumber, grant a security interest in or otherwise dispose of or encumber any common shares of Entrée or securities convertible into common shares of Entrée.

Permitted Dispositions

2.11 Section 2.10 does not apply to:

(a) a transfer by Ivanhoe of common shares of Entrée or securities convertible into common shares of Entrée to an Affiliate, provided that such Affiliate agrees in writing to be bound by Ivanhoe's obligations in Part 2 of this Agreement;

(b) a corporate merger, amalgamation or arrangement involving Ivanhoe by which the entity resulting therefrom owns, directly or indirectly, all or substantially all of the assets of Ivanhoe and assumes, directly or indirectly, all of the liabilities of Ivanhoe including, without limitation, Ivanhoe's obligations in this Part 2;

(c) the creation of any Encumbrance in respect of all or substantially all of Ivanhoe's assets, provided that the holder of such Encumbrance agrees in writing to be bound by Ivanhoe's obligations in this Part 2 in the event it exercises any rights, powers or remedies under or in relation to such Encumbrance; or

(d) the distribution to the security holders of Ivanhoe of all or substantially all of Ivanhoe's assets, provided that such security holders agree in writing to be bound by Ivanhoe's obligations in Part 2 of this Agreement.

PART 3
EARN-IN RIGHTS AND OBLIGATIONS

Grant of Earn-in Right

3.1 In consideration of the Minimum Expenditure Commitment and Ivanhoe's agreement to participate in the Private Placement, Entree hereby grants to Ivanhoe, with effect as of the Effective Date, the Earn-in Right.

Description of Earn-in Right

3.2 Ivanhoe will have the right (the "Earn-in Right") to earn a Participating Interest in the Project equal to:

(a) fifty one per cent (51%) by incurring, within the Earn-in Period and in accordance with the Earn-in Schedule and the terms of this Agreement, not less than $20,000,000 of aggregate Earn-in Expenditures;

(b) sixty per cent (60%) by incurring, within the Earn-in Period and in accordance with the Earn-in Schedule and the terms of this Agreement, not less than $27,500,000 of aggregate Earn-in Expenditures; and

(c) the percentage interests described in Section 4.5(c), by incurring, within the Earn-in Period and in accordance with the Earn-in Schedule and the terms of this Agreement, not less than $35,000,000 of aggregate Earn-in Expenditures.

Earn-in Period

3.3 The period during which Ivanhoe may exercise the Earn-in Right and thereby earn a Participating Interest in the Project (the "Earn-in Period") will commence on the Effective Date and end on the earliest to occur of the following dates:

(a) subject to Ivanhoe having incurred,

(i) Earn-in Expenditures equal to or greater than the Minimum Expenditure Commitment, and

(ii) any Earn-in Expenditures that it becomes obligated to incur as provided in Section 3.12,

the date upon which Ivanhoe notifies Entrée pursuant to Section 3.10 that Ivanhoe is electing to relinquish the Earn-in Right without having earned a Participating Interest in the Project;

(b) subject to Ivanhoe having earned a Participating Interest in the Project of at least fifty one per cent (51%), the date upon which Ivanhoe notifies Entrée pursuant to Section 3.11 that Ivanhoe is electing to relinquish the Earn-in Right without having earned the maximum Participating Interest available thereunder;

(c) the date upon which the aggregate Earn-in Expenditures incurred by Ivanhoe equal or exceed the amount of Earn-in Expenditures required in order to earn the maximum Participating Interest available pursuant to the Earn-in Right;

(d) the date following the last day of any of the first three (3) years of the Earn-in Period during which Ivanhoe fails to incur the minimum amount of Earn-in Expenditures required during that year pursuant to the Earn-in Schedule provided that, if the deficiency is less than ten percent (10%) of such minimum amount, the Earn-in Period will end thirty (30) days following Notice by Entrée to Ivanhoe but only if, prior to the lapse of such thirty (30) day period, Ivanhoe fails to satisfy such deficiency by making an equivalent cash payment to Entrée;

(e) if Ivanhoe becomes obligated to incur Earn-in Expenditures pursuant to Section 3.12, the date following the last day by which Ivanhoe was required to incur such Earn-in Expenditures if it fails to do so;

(f) if Ivanhoe is in material default or material breach of any of its covenants or representations and warranties in Part 2, Sections 3.5, 3.6, 3.7, 3.8, 3.9, 3.12, 3.13, 3.14, 4.8, 4.9, 4.10 or 4.11 or Parts 5, 6 or 9 and such material default or material breach,

(i) can be cured, thirty (30) days after Entrée has given Notice to Ivanhoe specifying the material default or material breach unless within that time Ivanhoe demonstrates to Entrée that the material default or material breach has been cured, or

(ii) cannot be cured, immediately after Entrée has given Notice to Ivanhoe specifying the material default or material breach; or

(g) the eighth (8th) anniversary of the Effective Date.

Earn-in Schedule

3.4 Subject to Sections 3.10, 3.11 and 3.12, Ivanhoe will incur the Earn-in Expenditures during the Earn-in Period in accordance with the following schedule (the "Earn-in Schedule"):

(a) not less than $5,000,000 of Earn-in Expenditures on or before the first (1st) anniversary of the Effective Date, in accordance with the Initial Exploration Program and Budget;

(b) not less than $5,000,000 of additional Earn-in Expenditures on or before the second (2nd) anniversary of the Effective Date,

(c) not less than $5,000,000 of additional Earn-in Expenditures on or before the third (3rd) anniversary of the Effective Date,

(d) not less than $20,000,000 of additional Earn-in Expenditures as soon as reasonably possible after the third (3rd) anniversary of the Effective Date but, in any event, on or before the eighth (8th) anniversary of the Effective Date.

Notwithstanding the foregoing, Ivanhoe may incur Earn-in Expenditures sooner than provided by the Earn-in Schedule. If, despite its best efforts, Ivanhoe is unable to incur sufficient Earn-in Expenditures pursuant to Section 3.4(d) within the time provided in order to earn the maximum Participating Interest available pursuant to the Earn-in Right, Ivanhoe will be entitled to satisfy any deficiency by making an equivalent cash payment to Entrée on or before the date by which such Earn-in Expenditures were required to be incurred.

Initial Exploration Program and Budget

3.5 The Exploration Program and Budget in respect of the first (1st) year of the Earn-in Schedule (the "Initial Exploration Program and Budget") will be prepared by Ivanhoe, as soon as reasonably practicable after the Effective Date, in good faith having regard to the Existing Data and generally accepted mining industry practice and will:

(a) include a Budget of not less than $5,000,000;

(b) allocate a minimum of $3,000,000 (the "Minimum Expenditure Commitment") from the Budget to Exploration in respect of the Northern Extension, of which not less than $2,500,000 will be allocated to not less than ten (10) drill holes, each to a depth from surface of not less than 1500 metres, and $500,000 will be allocated to geophysical Exploration and/or additional drilling; and

(c) allocate sufficient funding from the Budget for the purposes of Exploration and condemnation, in accordance with the requirements of Section 5.3, of the X-Grid.

Prior to implementation, the Initial Exploration Program and Budget will be submitted to the Earn-in Committee for review and approval. Ivanhoe will incur, in accordance with the provisions of this Part 3 including without limitation this Section 3.5, Earn-in Expenditures during the first (1st) year of the Earn-in Schedule equal to or greater than the Minimum Expenditure Commitment.

Subsequent Programs and Budgets

3.6 Each Program and Budget pertaining to subsequent years of the Earn-in Schedule will be prepared by Ivanhoe in good faith having regard to all information available to Ivanhoe in respect of the Project Property, generally accepted mining industry practice and the terms of this Agreement and will be limited to the conduct of Exploration and Development for the sole purpose of determining the economic viability of extracting Products. Prior to implementation, each Program and Budget pertaining to subsequent years of the Earn-in Schedule will be submitted to the Earn-in Committee for review and approval.

Access and Data

3.7 Throughout the Earn-in Period, Entrée will afford to Ivanhoe such access to the Project Property and to all Existing Data pertaining to the Project Property within Entrée's possession or control as Ivanhoe may, from time to time, reasonably request in connection with the enjoyment of its rights and the performance of its obligations under this Agreement. Ivanhoe will afford to Entrée access to and copies of, and will keep Entrée fully informed of, all Confidential Information pertaining to the Oyu Tolgoi Property, if and to the extent pertinent to the selection of drill targets on the Project Property or otherwise relevant to planning Exploration including, without limitation, Exploration by Entrée pursuant to Section 3.15, and will keep Entrée fully informed of, and, as Entrée may, from time to time, reasonably request, afford to Entrée access to, the Operations, the Project Property and all information generated by Ivanhoe pursuant to the Earn-in Expenditures. Entrée will have the right to maintain one of its own geologists as an observer of the Operations carried on by Ivanhoe from time to time and Ivanhoe will consult with this individual on the preparation of Programs and Budgets before presentation thereof to the Earn-in Committee. The cost of maintaining one of Entrée's geologists on the Project Property will be borne by Entrée or, if Entrée so elects, will be borne by Ivanhoe and treated as an Earn-in Expenditure.

Earn-in Committee

3.8 As of the Effective Date, the parties will create a committee (the "Earn-in Committee") for the purpose of reviewing and approving all Programs and Budgets proposed by Ivanhoe for Operations carried out during the Earn-in Period. The Earn-in Committee will consist of two (2) individuals nominated by Ivanhoe and two (2) individuals nominated by Entrée until Ivanhoe has incurred Earn-In Expenditures of $7,500,000 and thereafter two (2) individuals nominated by Ivanhoe and one (1) individual nominated by Entrée. Each member of the Earn-in Committee will have one (1) vote. All Programs and Budgets will be adopted upon the affirmative vote of a majority of the members of the Earn-in Committee. Either party may call a meeting upon seven (7) days' Notice to the other party. All meetings will be held in Vancouver, British Columbia unless the parties otherwise agree. A quorum for any meeting of the Earn-in Committee will all of the Ivanhoe nominees and all of the Entrée nominees provided, however, that if a lack of quorum results from the failure of a party's nominees to attend two (2) consecutive properly called meetings, then a quorum will exist at the second meeting if the other party is represented by at least one (1) appointed member, and a vote of such party's attending member will be considered the vote required for the purposes of the conduct of all business for which Notice was properly given even if such vote would otherwise require unanimity. If business cannot be conducted at a meeting due to the lack of a quorum, either party may call the next meeting upon five (5) days' Notice to the other party. Each Notice of a meeting will include an itemized agenda prepared by the party calling the meeting. In lieu of meetings in person, the Earn-in Committee may conduct meetings by telephone or video conference if both parties agree. The Earn-in Committee may also take actions in writing signed by all members. In the event of a tie vote, the subject matter of the vote will be considered a matter in dispute that will be decided by arbitration pursuant to the terms of Part 8. The arbitrator will be guided by the principle that Programs and Budgets are to be prepared with regard to all available information in respect of the Project Property, generally accepted mining industry practice and the terms of this Agreement and will be limited to the conduct of Exploration and Development for the sole purpose of determining the economic viability of extracting Products.

Reports to Earn-in Committee

3.9 Throughout the Earn-in Period, Ivanhoe will keep the Earn-in Committee and Entrée advised of all Operations by submitting in writing to the members of the Earn-in Committee:

(a)  monthly progress reports that show the work performed, the results obtained and Ivanhoe's interpretation, if any, thereof and include statements of Earn-in Expenditures and comparisons of such expenditures to the approved Program and Budget then in effect;

(b) quarterly summaries of data acquired;

(c)  copies of reports concerning Operations; and

(d)  a detailed final report within sixty (60) days after the end of each approved Program Period, which will include comparisons between actual and budgeted expenditures and comparisons between the objectives and results of the Program and Budget.

All reports and summaries will be accompanied by copies of all internal memoranda, maps, plans, photographs, electromagnetic surveys, test results, reports, drill logs and other information and data including electronic data and Ivanhoe's analyses, interpretations, compilations, studies and evaluations of such information, data and knowledge. All such information will be deemed to be Confidential Information. If requested, Ivanhoe personnel will consult with Entrée to assist Entrée to fully understand the information provided and the implications of it for the value and prospectivity of the Project Property.

Option to Fully Relinquish Earn-in Right

3.10 Provided that Ivanhoe has incurred:

(a) Earn-in Expenditures during the first (1st) year of the Earn-in Schedule in accordance with Section 3.5 equal to or greater than the Minimum Expenditure Commitment; and

(b) any Earn-in Expenditures that it becomes obligated to incur as provided in Section 3.12;

Ivanhoe may, at any time prior to incurring Earn-in Expenditures sufficient to earn a Participating Interest in the Project of at least fifty one per cent (51%), by Notice to Entree, elect to cease incurring Earn-in Expenditures whereupon, subject only to the Surface Access Rights, Ivanhoe will be deemed to have relinquished its right to acquire any Participating Interest in the Project Property and the Earn-in Right will thereupon be deemed terminated.

Option to Partially Relinquish Earn-in Right

3.11 Provided that Ivanhoe has earned a Participating Interest in the Project Property of at least fifty one per cent (51%), Ivanhoe may, at any time prior to incurring Earn-in Expenditures sufficient to earn the maximum Participating Interest available pursuant to the Earn-in Right, by

Notice to Entree, elect to cease incurring Earn-in Expenditures and relinquish the Earn-in Right without having earned the maximum Participating Interest available thereunder whereupon, Ivanhoe will be deemed to have relinquished its right to acquire any further Participating Interest in the Project Property over and above its then-earned Participating Interest and the Surface Access Rights and the Earn-in Right will thereupon be deemed terminated.

Notice to Terminate Earn-In

3.12 If Ivanhoe does not give Notice to Entrée under Section 3.10 that it is ceasing to incur Earn-In Expenditures:

(a) within ninety (90) days after the first anniversary of the Effective Date, Ivanhoe will incur the Earn-in Expenditures referred to in Section 3.4(b);

(b) within ninety (90) days after the second anniversary of the Effective Date, Ivanhoe will incur the Earn-in Expenditures referred to in Section 3.4(c);

(c) within ninety (90) days after the third anniversary of the Effective Date, Ivanhoe will incur sufficient of the Earn-in Expenditures referred to in Section 3.4(d) to acquire a 51% Participating Interest pursuant to Section 4.5(a) before the fifth anniversary of the Effective Date; and

(d) within ninety (90) days after it acquires a 51% Participating Interest pursuant to Section 4.5(a), Ivanhoe will incur sufficient of the Earn-in Expenditures referred to in Section 3.4(d) to acquire a 60% Participating Interest pursuant to Section 4.5(b) before the expiry of six months after the sixth anniversary of the Effective Date.

If Ivanhoe becomes obligated to incur Earn-in Expenditures of a particular amount by a particular date and incurs less, it will on such date pay the amount of the difference to Entrée.

Indemnity

3.13 Ivanhoe will carry out Operations in compliance with all applicable laws, rules and regulations and the terms of the Existing Licenses, and in a good and workmanlike manner in accordance with generally accepted mining practice. The Operations will be at Ivanhoe's sole risk and expense and Ivanhoe will indemnify and save harmless Entrée and its Affiliates and its and their respective officers, directors and employees from and against any and all claims, debts, demands, suits, actions and causes of action whatsoever which may be brought or made against one or more of them by any person, firm or corporation and all loss, cost, damages, expenses and liabilities which may be suffered or incurred by them arising out of or in connection with or in any way referable to, whether directly or indirectly, the Operations including without limitation bodily injuries or death at any time resulting therefrom or damage to property including legal costs incurred in defending same.

Audit Rights

3.14 If requested by Entrée from time to time within ninety (90) days of the end of a calendar year, Ivanhoe will cause its statements of Earn-in Expenditures under Section 3.9 to be audited by a firm of Canadian chartered accountants and a copy of the audit report will be provided by Ivanhoe to Entree. The costs of the audit will be borne by Entrée if such statements understated the Earn-in Expenditures actually incurred or overstated the Earn-in Expenditures actually incurred by not more than two per cent (2%) and will be borne by Ivanhoe if such statements overstated the Earn-in Expenditures actually incurred by greater than two per cent (2%).

Independent Activities

3.15 Entrée may at any and all times conduct Exploration, provided it does not unduly interfere with Ivanhoe's Operations. Entrée will, if requested by Ivanhoe, provide to Ivanhoe a detailed report of the work performed and the results obtained but must first reimburse Entrée for the costs of the Exploration to which the report relates. Any such costs reimbursed by Ivanhoe to Entrée will be deemed to be Earn-in Expenditures but will not be construed as reducing Ivanhoe's obligation to incur the Minimum Expenditure Commitment. The contents of the report will be deemed to be Confidential Information.

PART 4
JOINT VENTURE AGREEMENT

Requirement for Joint Venture Agreement

4.1 Unless Ivanhoe fails to earn any Participating Interest in the Project Property, Ivanhoe and Entree will, as and when required pursuant to this Part 4, enter into the Joint Venture Agreement.

Replacement of this Agreement

4.2 The Joint Venture Agreement is intended to supersede and replace this Agreement. As of the date that the parties enter into the Joint Venture Agreement pursuant to Section 4.4, this Agreement will terminate, except for Parts 2, 4, 5, 8 and 10 which will survive such termination and continue in full force and effect. Notwithstanding the foregoing, if any of the provisions of Parts 4, 5, 8 and 10 of this Agreement conflict with the provisions of the Joint Venture Agreement, the provisions of the Joint Venture Agreement will prevail.

Form of Joint Venture Agreement

4.3 The Joint Venture Agreement will include the terms described in Schedule "B" with such additions, deletions, modifications or alterations as are prescribed by Sections 4.5, 4.6, 4.7 and 5.5 of this Agreement, as applicable, or as mutually agreed by the parties.

Time for Joint Venture Agreement

4.4 The date upon which Ivanhoe and Entree will enter into the Joint Venture Agreement will be the date upon which the Earn-in Period ends pursuant to subsection 3.3(b) or subsection 3.3(c), as the case may be.

Participating Interests

4.5 If, at the end of the Earn-in Period, Ivanhoe has incurred Earn-in Expenditures of:

(a) at least $20,000,000 but less than $27,500,000, the Joint Venture Agreement will provide that the Participating Interest of Ivanhoe in the Project Property will be fifty one per cent (51%) and the Participating Interest of Entrée in the Project Property will be forty nine per cent (49%);

(b) at least $27,500,000 but less than $35,000,000, the Joint Venture Agreement will provide that the Participating Interest of Ivanhoe in the Project Property will be sixty per cent (60%) and the Participating Interest of Entrée in the Project Property will be forty per cent (40%); and

(c) at least $35,000,000, the Joint Venture Agreement will provide that,

(i) in respect of Products extracted from the Project Property pursuant to Mining Operations carried out at depths from the surface to 560 metres below the surface, the Participating Interest of Ivanhoe in the Project Property will be seventy per cent (70%) and the Participating Interest of Entrée in the Project Property will be thirty per cent (30%),

(ii) in respect of Products extracted from the Project Property pursuant to Mining Operations carried out at depths beneath 560 metres from the surface, the Participating Interest of Ivanhoe in the Project Property will be eighty per cent (80%) and the Participating Interest of Entrée in the Project Property will be twenty per cent (20%); and

(iii) subject to Section 4.8, Entrée will be responsible (subject to making an election to contribute its share of costs) for twenty per cent (20%) of all costs and expenses and Ivanhoe will be responsible for eighty per cent (80%) of all costs and expenses, whether incurred on or in respect of the surface or to a depth of 560 metres or below a depth of 560 metres; provided that to the extent Ivanhoe can demonstrate that costs incurred on or in respect of the surface to or to a depth of 560 metres below the surface should reasonably and fairly be allocated to the production of Products above a depth of 560 metres from the surface, Entrée's share of such costs will be thirty percent (30%) and Ivanhoe's share of such costs will be seventy percent (70%).

Purchase of 2% Interest

4.6 If, within ninety (90) days after it acquires a 51% Participating Interest pursuant to Section 4.5(a), Ivanhoe gives Notice to Entrée under Section 3.10 that it is ceasing to incur Earn-In Expenditures, then Entrée will have the right and option for ninety (90) days after receipt of Ivanhoe's notice to elect to either:

(a) purchase from Ivanhoe a two per cent (2%) Participating Interest free and clear of all Encumbrances for a purchase price of $400,000, which Entrée may exercise by delivery of Notice and payment by certified cheque or bank draft of the said purchase price; or

(b) exercise an exclusive right to incur Joint Venture expenses of $400,000, which will be deemed to be sufficient to decrease Ivanhoe's Participating Interest by two per cent (2%) and to increase Entrée's Participating Interest by two per cent (2%), which Entrée may exercise by delivery of Notice.

Upon Entrée having delivered Notice and payment pursuant to subparagraph (a) above or having delivered Notice and incurred $400,000 of Joint Venture expenses pursuant to subparagraph (b) above, the Participating Interest of Ivanhoe in the Project Property will be forty nine per cent (49%) and the Participating Interest of Entrée in the Project Property will be fifty one per cent (51%). If Entrée exercises its right under subparagraph (b) above, Entrée will be entitled to become the operator of the Joint Venture immediately upon having given Notice.

Relinquishment of 2% Interest

4.7 If, within ninety (90) days after it acquires a 51% Participating Interest pursuant to Section 4.5(a), Ivanhoe does not give Notice to Entrée under Section 3.10 that it is ceasing to incur Earn-In Expenditures and then fails to incur sufficient of the Earn-in Expenditures referred to in Section 3.4(d) to acquire a 60% Participating Interest pursuant to Section 4.5(b) before the expiry of six months after the sixth anniversary of the Effective Date, then Entrée will have the right and option for ninety (90) days after the expiry of the said six months after the sixth anniversary of the Effective Date to purchase from Ivanhoe a 2% Participating Interest free and clear of all Encumbrances for a purchase price of $1.00, which Entrée may exercise by the delivery of notice and payment by certified cheque or bank draft of the said purchase price. On delivery of such notice and payment, the Participating Interest of Ivanhoe in the Project Property will be forty nine per cent (49%) and the Participating Interest of Entrée in the Project Property will be fifty one per cent (51%).

Processing Facilities

4.8 Any mill, smelter and other processing facilities and related infrastructure on the Project Property will be owned exclusively by Ivanhoe and not by Entrée and all costs of constructing and operating such facilities and infrastructure will be solely for the account of Ivanhoe, and will not be included in Earn-In Expenditures or taken into account under the Joint Venture Agreement in calculating or adjusting the respective Participating Interests of Ivanhoe and Entrée. Ivanhoe will pay all such costs when due and will keep the Project Property free from any Encumbrances pertaining to such facilities and infrastructure. Ivanhoe may charge Entrée a fee for processing Entrée's share of Products, which will be limited to reimbursement of Ivanhoe's costs to process Entrée's share of Products as more particularly provided in Schedule B. Ivanhoe hereby agrees to indemnify and hold harmless Entrée and its Affiliates and its and their respective officers, directors and employees from and against any and all claims, debts, demands, suits, actions and causes of action whatsoever, including legal costs incurred in defending same, which may be brought or made against one or more of them by any person, firm or corporation and all loss, cost, damages, expenses and liabilities, including without limitation environmental liabilities, which may be suffered or incurred by them arising out of or in connection with or in any way referable to, whether directly or indirectly, such facilities or infrastructure or the use or operation thereof by Ivanhoe including without limitation bodily injuries or death at any time resulting therefrom or damage to property. In constructing and operating such facilities and infrastructure, Ivanhoe will comply with all applicable laws, rules and regulations and the terms of the Existing Licenses in accordance with generally accepted mining practice and will perform all reclamation and site-remediation work as may be required.

Stability Agreement

4.9 Ivanhoe will use its best efforts, as soon as reasonably practicable after the Effective Date, to cause Entrée (or Project Holdco, if it has been incorporated) and the Project Property (or the Subdivided License, if it has been created) to be brought within the ambit of, made subject to, and entitled to the benefits of, the stability agreement under negotiation between Ivanhoe and the relevant Governmental Authorities in Mongolia or, if possible, to conclude a separate stability agreement between Entrée (or Project Holdco) and such authorities on substantially similar terms to the agreement that Ivanhoe enters into (the "Stability Agreement"). Nothing in this Section 4.9 will be construed as giving Ivanhoe any authority to cause Entrée, the Project Property or any other geographical areas which are the subject of the Existing Licenses to be brought within the ambit of, made subject to, and entitled to the benefits of, the Stability Agreement without Entrée's prior written consent. Ivanhoe makes no representation to Entrée that Ivanhoe will be successful in causing Entrée, the Project Property and any other geographical areas which are the subject of the Existing Licenses to be brought within the ambit of, made subject to, and entitled to the benefits of, the Stability Agreement, in whole or in part, and the parties acknowledge and agree that nothing in this Agreement is contingent upon Ivanhoe having succeeded in doing so. Any out-of-pocket costs incurred by Ivanhoe in the performance of its obligations under this Section 4.9 will qualify as Earn-in Expenditures. Ivanhoe's obligations under this Section 4.9 will cease if the Earn-in Right is terminated for any reason prior to Ivanhoe having earned a Participating Interest in the Project Property.

Tenure Improvements

4.10 Ivanhoe will use its best efforts, as soon as reasonably practicable after the Effective Date, to cause the Existing Licenses, including the portions thereof that are not part of the Project Property, to be replaced by one or more mining licenses issued pursuant to the Laws of Mongolia in the name of Entrée (or Project Holdco if it has been incorporated). Nothing in this Section 4.10 will be construed as giving Ivanhoe any authority to relinquish the Existing Licenses or apply for mining licenses in lieu thereof without Entrée's prior written consent. Ivanhoe makes no representation to Entrée that Ivanhoe will be successful in causing the Existing Licenses to be replaced by one or more mining licenses and the parties acknowledge and agree that nothing in this Agreement is contingent upon Ivanhoe having succeeded in doing so. Any out-of-pocket costs incurred by Ivanhoe in the performance of its obligations under this Section 4.10 will qualify as Earn-in Expenditures. Ivanhoe's obligations under this Section 4.10 will cease if the Earn-in Right is terminated for any reason prior to Ivanhoe having earned a Participating Interest in the Project Property.

Exploration Infrastructure Assistance

4.11 Ivanhoe will use its best efforts, as soon as reasonably practicable after the Effective Date, to assist Entrée with the acquisition of all material, supplies, equipment, water, fuel, utilities and transportation services required by Entrée for its exploration activities in respect of the geographical areas, other than the Project Property, which are the subject of the Existing Licenses on the best terms reasonably available taking into account all of the circumstances.

Ivanhoe also agrees to furnish and make available to Entrée reasonable access to, and use of, Ivanhoe's camp facilities at the Oyu Tolgoi project site, subject always to availability based on Ivanhoe's own project requirements. Any out-of-pocket costs incurred by Ivanhoe in the performance of its obligations under this Section 4.11 will qualify as Earn-in Expenditures. Ivanhoe's obligations under this Section 4.11 will cease if the Earn-in Right is terminated for any reason prior to Ivanhoe having earned a Participating Interest in the Project Property.

PART 5
TITLE, TENURES AND
RELATED MATTERS

Bare Trustee

5.1 Entrée hereby covenants and agrees, on behalf of itself and the Entrée Subsidiary, that for as long as the parties' right, title and interest hereunder in and to the Project Property is derived from the Existing Licenses or any successor licenses (other than a Subdivided License held by Project Holdco), Entrée and the Entrée Subsidiary will hold the Existing Licenses and any such successor licenses, solely as they relate to the Project Property, as a bare trustee for the rateable benefit of the parties in accordance with their respective Participating Interests hereunder in the Project Property from time to time and, until Ivanhoe earns a Participating Interest in the Project Property, for Ivanhoe's benefit to the extent of the Earn-in Right.

Mineral Tenure Reorganization

5.2 The parties acknowledge and agree that, insofar as the Existing Licenses cover areas greater than the area of the Project Property, it would be desirable for the Project Property to be held pursuant to a mineral exploration license or mining license separate and discrete from the Existing Licenses by a company incorporated under the laws of Mongolia ("Project Holdco") in which the parties would own equity interests proportionate to their respective Participating Interests in the Project Property from time to time. In furtherance of the foregoing mutually desirable objective, the parties hereby agree that Ivanhoe may, at any time after the Effective Date:

(a) incorporate and organize Project Holdco on a basis consistent with the respective rights and obligations of the parties including, without limitation, allocating its equity capital from time to time on a basis proportionate to the respective Participating Interests of the parties in the Project Property from time to time; and

(b) apply to the relevant Governmental Authorities in Mongolia to (i) subdivide from the Existing Licenses the areas representing the Project Property and (ii) issue a new mineral exploration license or mining license in respect of the Project Property (the "Subdivided License") in the name of Project Holdco.

Entrée will, at the request of Ivanhoe, acting reasonably, execute all such documents, do all such acts and things and otherwise cooperate with Ivanhoe in effecting the foregoing. All costs and expenses incurred by either party in carrying out the transactions contemplated by this Section 5.2 will be paid by Ivanhoe and will qualify as Earn-in Expenditures.

Surface Access Rights

5.3 Upon Ivanhoe completing in accordance with generally accepted mining standards all condemnation drilling of an area or areas (the "Surface Rights Area") selected by it on the Project Property and establishing that such area has no economic potential, Entrée will be deemed to have granted to Ivanhoe the non-exclusive right to free and unrestricted access to the surface of such area including the rights ("Surface Access Rights") to:

(a) deposit ores, water, waste, tailings and other materials from Ivanhoe's adjacent properties on the Surface Rights Area and to use any part of the Surface Rights Area for waste dumps and tailings disposal areas;

(b) conduct on or in the Surface Rights Area general mining treatment, processing and related operations in conjunction with Ivanhoe's adjacent properties, and to use any part of the Surface Rights Area for any purposes incidental to such operations;

(c) construct, use and maintain on the Surface Rights Area such buildings, roads, improvements, structures, equipment, personal property and fixtures as may be necessary or convenient for the conduct of Ivanhoe's operations on its adjacent properties;

(d) apply to the relevant governmental authorities in Mongolia for any licenses, permits or other authorizations to use the surface of the Surface Rights Area for the foregoing or other purposes and

(e) do all such other acts and things on the Surface Rights Area incidental to the foregoing as Ivanhoe, acting reasonably, considers necessary or desirable under the circumstances.

Under no circumstances will the Surface Access Rights be construed as giving Ivanhoe rights exceeding the rights that Entrée would be entitled to exercise pursuant to the terms of the Existing Licenses or the Subdivided License, as the case may be, or exceeding the rights that Entrée is permitted by applicable law and the terms of the Existing Licenses or the Subdivided License as the case may be to grant to Ivanhoe. Entrée will not be under any obligation to maintain the Existing Licenses or the Subdivided License as the case may be in good standing. Any cost of maintaining the Existing Licenses and the Subdivided License in good standing will be paid by Ivanhoe. Ivanhoe hereby agrees to indemnify and hold harmless Entrée and its Affiliates and its and their respective officers, directors and employees from and against any and all claims, debts, demands, suits, actions and causes of action whatsoever, including legal costs incurred in defending same, which may be brought or made against one or more of them by any person, firm or corporation and all loss, cost, damages, expenses and liabilities, including without limitation environmental liabilities, which may be suffered or incurred by them arising out of or in connection with or in any way referable to, whether directly or indirectly, Ivanhoe's exercise of the Surface Access Rights or use of the Surface Rights Area or the approaches thereto including without limitation bodily injuries or death at any time resulting therefrom or damage to property. In exercising the Surface Access Rights, Ivanhoe will comply with all applicable laws, rules and regulations and the terms of the Existing Licenses in accordance with generally accepted mining practice and will perform all reclamation and site-remediation work as may be required. The

Surface Access Rights are irrevocable and will survive any termination of the Earn-in Right or, provided that the Minimum Expenditure Commitment has been incurred and the Private Placement has closed, this Agreement. If permitted under Mongolian Law, Ivanhoe will use its best efforts as soon as practicable after the Surface Rights have been granted to obtain from relevant Governmental Authorities in Mongolia a licence to use the Surface Rights Area in the name of Ivanhoe so that Entrée does not have responsibility for use of the Surface Rights Area by Ivanhoe. Nothing in preceding sentence will be construed as giving Ivanhoe any authority to relinquish the Existing Licenses or any rights that Entrée may have or to apply for surface rights without Entrée's prior written consent.

Insurance

5.4 Until the Earn-in Right ends as provided in Section 3.3, and thereafter in respect of facilities and infrastructure of Ivanhoe referred to in Section 4.6, Ivanhoe will at all times maintain, with insurance companies approved by Entrée, insurance including commercial general liability insurance and environmental liability insurance against such risks and with such limits and deductibles as a prudent operator would maintain in the circumstances contemplated by this Agreement. All policies will be endorsed:

(a)  to provide that thirty (30) days' prior Notice will be given by the carrier to Entrée before effecting cancellation or material change of coverage at the address specified in Section 10.1 hereof; and

(b)  to include Entrée and all its Affiliates as additional insureds.

All insurance carried by Ivanhoe under this Agreement will contain a waiver of the insurer's right of subrogation against Entrée and its Affiliates.

Right of First Refusal

5.5 If, at any time after the Effective Date but:

(a) before the Earn-in Period ends as provided in Section 3.3, Entree intends to directly or indirectly dispose of any interest, other than its Participating Interest, in any geographical areas that are the subject of the Existing Licenses or any successor licenses in whole or in part; or

(b) before the Joint Venture Agreement comes into effect, either party intends to directly or indirectly dispose of its Participating Interest;

(the interest intended to be sold being hereinafter called an "Interest" and the party intending to sell it being hereinafter called the "Offeror"), to a bona fide arm's length third party (a "Third Party") by way of a sale, joint venture or other mode of disposition, then in any such case Offeror will give Notice (the "Transfer Notice") to the other party hereto ("Offeree"), offering the Interest to Offeree on substantially the same terms upon which Offeror proposes to convey the Interest to the Third Party. Offeree may exercise its right to acquire all, but not less than all, of the Interest for the consideration stipulated in the Transfer Notice (provided that if all or any part of the consideration offered by the Third Party is non-monetary, Offeree may elect to furnish the same non-monetary consideration or to pay to Offeror an amount of money equal to the fair market value of the non-monetary consideration offered by the Third Party) by providing Notice (the "Exercise Notice") within fifteen (15) days of receipt by Offeree of the Transfer Notice (the "Exercise Period"). If Offeree does not exercise its right to acquire the Interest prior to the expiry of the Exercise Period, Offeror will have the right for a period of ninety (90) days following the Exercise Period (the "Closing Period") to convey the Interest to the Third Party for consideration having a value equal to or higher than the value of the consideration for which Offeror offered the Interest to Offeree. If the Interest involves the Project Property, then under no circumstances may such Interest be conveyed to any Third Party unless such Third Party has agreed in writing to assume and be bound by Offeror's obligations hereunder as they relate to the Interest to be conveyed. If Offeror does not convey the Interest to the Third Party by the expiry of the Closing Period, such Interest will again become subject to the right of first refusal pursuant to this Section 5.5.

Exempt Transactions

5.6 Section 5.5 will not apply to the following:

(a) transfer by a party of all or any part of its Participating Interest to an Affiliate;

(b) corporate consolidation, reorganization, merger or amalgamation involving a party by which the surviving entity will possess substantially all of the stock, or all of the property rights and interests, and be subject to substantially all of the liabilities and obligations of that party;

(c) the grant by a party of a security interest by mortgage, deed of trust, pledge, lien or other encumbrance and any transfer of such interest by reason of exercise of the rights granted to the secured party; or

(d) a sale or other commitment or disposition of Products or proceeds from sale of Products by a party; or

(e) a sale by Ivanhoe of its Participating Interest in conjunction with a bona fide sale of its entire interest in the Oyu Tolgoi Property.

Survival of Obligations

5.7 In the event of an assignment, conveyance, transfer or other disposition as contemplated in Section 5.5 or Section 5.6, the party making the same will not be relieved or discharged of any of its obligations or liabilities hereunder, and the other party may continue to look to it for the performance thereof. The preceding sentence will not apply to a sale by Ivanhoe of its Participating Interest in conjunction with a bona fide sale of its entire interest in the Oyu Tolgoi Property, provided that the acquiror has a capability, financial, technical or otherwise, at least equivalent to that of Ivanhoe to fully and effectually perform all of Ivanhoe's obligations and liabilities hereunder. A party transferring its rights and interests pursuant to Section 5.5 or Section 5.6 will, in any event, require any transferee to execute a counterpart of this Agreement and thereby to agree to be bound by the contractual terms hereof in the same manner and to the same extent as though a party hereto in the first instance, all without in any way derogating from the provisions of the preceding sentence.

Mongolian Subsidiary Involvement

5.8 The parties hereby acknowledge and agree that, in order to fully and effectually enjoy their respective rights, and perform their respective obligations, under this Agreement, it may be necessary or desirable, from time to time, for a party to cause a company incorporated under the laws of Mongolia and controlled by such party (a "Mongolian Subsidiary") such as, in the case of Entrée, the Entrée Subsidiary to do, or refrain from doing, certain acts and things in Mongolia in furtherance of the covenants and agreements of such party in this Agreement. Each party hereby covenants and agrees with the other party that, whenever the performance by that party of an obligation under this Agreement requires any involvement by a Mongolian Subsidiary of that party, such party will cause its Mongolian Subsidiary to promptly execute all such instruments and do all such acts and things as may be necessary or desirable in order for such party's obligations hereunder to be fully and effectually performed on a timely basis. Wherever in this Agreement an obligation is ascribed to a party and such obligation can only be legally and effectually performed by such party's Mongolian Subsidiary, such party will be deemed to have obliged itself, as principal, and its Mongolian Subsidiary, as the Mongolian Subsidiary's authorized agent, to perform such obligation.

PART 6
REPRESENTATIONS AND WARRANTIES

Representations and Warranties of Both Parties

6.1 Each party warrants and represents to the other that:

(a) it is a corporation duly incorporated, organized and validly existing and current with respect to all filings required under the laws of its jurisdiction of incorporation, it has the corporate power and authority, and is duly licensed or qualified, to do business and is in good standing in those jurisdictions where necessary in order to carry out the purposes of this Agreement and no proceedings have been taken or authorized by it or, to the best of its knowledge, by any other person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding-up of such party;

(b) its execution and delivery of this Agreement, including all matters contemplated hereby, has been authorized by all necessary corporate action and the party has the corporate power and authority to enter into and perform its obligations under this Agreement;

(c) none of the execution and delivery of this Agreement, the implementation of the Subject Transactions or the fulfillment of, or compliance with, the terms and provisions hereof do or will, with the giving of notice or the lapse of time or otherwise,

(i) result in the breach of, or violate any term or provision of, the party's Constating Documents,

(ii) conflict with, result in the breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, any material agreement to which the party is a party or by which it is bound or to which any of its material assets are subject, or

(iii) result in the creation of any Encumbrance upon the party's interest in this Agreement or in the Project Property; and

(d) no exemption, consent, approval, order or authorization of, or registration or filing with any court, Governmental Authority or any third party is required by, or with respect to, the party in connection with the execution, delivery and performance of this Agreement by the party or the consummation by the party of the Subject Transactions; and

(e) this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms subject to bankruptcy, insolvency and other laws affecting the enforcement of creditors' rights generally and to general principles of equity.

Additional Representations and Warranties of Entrée

6.2 Entrée makes the following additional representations and warranties to Ivanhoe:

(a) the Entrée Subsidiary is a company duly incorporated, organized and validly existing and current with respect to all filings required under the laws of Mongolia, it has the corporate power and authority, and is duly licensed or qualified, to do business and is in good standing in those jurisdictions where necessary in order to carry out the purposes of this Agreement and no proceedings have been taken or authorized by it or, to the best of its knowledge, by any other person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of the Entrée Subsidiary;

(b) none of the execution and delivery by Entrée of this Agreement, the implementation of the Subject Transactions or the fulfillment of, or compliance with, the terms and provisions hereof do or will, with the giving of notice or the lapse of time or otherwise,

(i) result in the breach of, or violate any term or provision of, the Entrée Subsidiary's Constating Documents,

(ii) conflict with, result in the breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, any material license, permit or agreement including, without limitation, the Existing Licenses, to which the Entrée Subsidiary is a party or by which it is bound or to which any of its material assets are subject, or

(iii) result in the creation of any Encumbrance upon any of the Entrée Subsidiary's material assets including, without limitation, the Existing Licenses;

(d) to the knowledge of Entrée, no exemption, consent, approval, order or authorization of, or registration or filing with any court, Governmental Authority or any third party is required by, or with respect to, the Entrée Subsidiary in connection with the execution, delivery and performance of this Agreement by Entree or the consummation by Entree of the Subject Transactions;

(e) with respect to the Project Property (i) no person, other than the parties and their respective affiliates, owns, or has the right to acquire, any interest in any securities of the Entrée Subsidiary, (ii) to the knowledge of Entrée, no person, other than the Entrée Subsidiary, owns, or has the right to acquire, any interest in the Existing Licenses, (iii) neither Entrée nor the Entrée Subsidiary has received any notice of default of any of its obligations under the Existing Licenses, (iv) nothing in this Agreement conflicts with or could reasonably be expected to cause the Entrée Subsidiary to breach any of its obligations under the Existing Licenses or the Constating Documents of the Entrée Subsidiary;

(g) Entrée has delivered to or made available for inspection by Ivanhoe all Existing Data in its possession or control, and true and correct copies of all leases or other contracts relating to the Project Property;

(h) to the best of the Entree's knowledge (i) the Existing Licenses have been properly granted and issued by the appropriate Governmental Authority, (ii) all requirements for holding the Existing Licenses have been met, (iii) all filings required to be made with the appropriate Governmental Authority have been made, (iv) all work required in order for the Entrée Subsidiary to hold the Existing Licenses has been performed and all fees payable to the appropriate Governmental Authority have been paid to date, (v) the Existing Licenses are free and clear of Encumbrances or defects in title and (vi) there are no conflicting mineral licenses or tenures;

(i) there are no pending or threatened actions, suits, claims or proceedings, and there have been no previous transactions affecting the Project Property which have not been for fair consideration;

(j) except as to matters otherwise disclosed in writing to Ivanhoe,

(i) to the best of the Entree's knowledge, the conditions existing on or with respect to the Project Property and the Entree's activities on the Project Property are not in violation of any Laws (including without limitation any Environmental Laws), nor causing or permitting any damage or impairment to the health, safety, or enjoyment of any person at or on the Project Property or in the general vicinity of the Project Property,

(ii) to the best of the Entree's knowledge, there have been no past violations by it of any Environmental Laws or other Laws affecting or pertaining to the Project Property, nor any past creation of damage or threatened damage to the air, soil, surface waters, groundwater, flora, fauna, or other natural resources on, about or in the general vicinity of the Project Property, and

(iii) neither Entrée nor the Entrée Subsidiary has received inquiry from or notice of a pending investigation from any governmental agency or of any administrative or judicial proceeding concerning the violation of any Laws.

Knowledge

6.3 For the purposes of any representation or warranty in this Part 6 made to a party's "knowledge", the term "knowledge" means actual knowledge of:

(a) the indicated conclusion in respect of the relevant matter; or

(b) facts that would reasonably lead to the indicated conclusion in respect of the relevant matter;

on the part of the officers and employees of the representing party.

Survival of Representations and Warranties

6.4 The representations and warranties set forth above will survive for a period of two (2) years after the Effective Date.

Indemnities/Limitation of Liability

6.5 Subject to Section 6.6, each party will indemnify the other party, its directors, officers, employees, agents, attorneys and Affiliates (collectively "Indemnified party") from and against the entire amount of any Material Loss. A "Material Loss" will mean all costs, expenses, damages or liabilities, including attorneys' fees and other costs of litigation (either threatened or pending) arising out of or based on a breach by a party ("Indemnifying party") of any representation, warranty or covenant contained in this Agreement which amounts, in the aggregate, to at least $1,000,000. If any claim or demand is asserted against an Indemnified party in respect of which such Indemnified party may be entitled to indemnification under this Agreement, the Indemnified party will promptly give Notice of such claim or demand to the Indemnifying party. The Indemnifying party will have the right, but not the obligation, by notifying the Indemnified party after its receipt of the Notice of the claim or demand, to assume the entire control of (subject to the right of the Indemnified party to participate, at the Indemnified party's expense and with counsel of the Indemnified party's choice), the defence, compromise, or settlement of the matter, including, at the Indemnifying party's expense, employment of counsel of the Indemnifying party's choice. Any damages to the assets or business of the Indemnified party caused by a failure by the Indemnifying party to defend, compromise, or settle a claim or demand in a reasonable and expeditious manner, after the Indemnifying party has given Notice that it will assume control of the defence, compromise, or settlement of the matter, will be included in the damages for which the Indemnifying party will be obligated to indemnify the Indemnified party. Any settlement or compromise of a matter by the Indemnifying party will include a full release of claims against the Indemnified party which have arisen out of the indemnified claim or demand.

Exception

6.6 Section 6.5 does not apply in respect of Ivanhoe's obligations and liabilities in Sections 3.13, 4.7 and 5.3.

PART 7
CONDITIONS PRECEDENT

Due Diligence

7.1 For a period of not less than thirty (30) days from the date of this Agreement, Ivanhoe will be entitled to conduct thorough evaluations and investigations respecting Entrée and the Entrée Subsidiary and their respective ownership, assets, liabilities (actual and contingent) and all related technical and engineering information, books and records, financial statements, agreements, licenses, permits, concessions and authorizations, of every nature and other documentation, if any, relating to each or all of them. As part of its due diligence investigations, Ivanhoe may, at its own expense, instruct counsel of its choosing to prepare a legal opinion (the "Local Counsel Opinion") pertaining to the status, under the Laws of Mongolia, of the Existing Licenses and the Project Property, the efficacy, under the Laws of Mongolia, of the Surface Access Rights and such other matters of Mongolian Law as Ivanhoe, acting reasonably considers appropriate. For these purposes, Entrée will grant to Ivanhoe and its duly authorized directors, officers, employees, agents and advisors access in a timely manner to all documents (and copies thereof), information and personnel relevant to such investigations and will (and will cause of its subsidiaries to) cooperate fully and in a timely manner with all reasonable requests by Ivanhoe, its directors, officers, employees, agents and advisors in respect of such evaluations and investigations. All information so obtained by Ivanhoe will be deemed to be Confidential Information. If requested by Entrée, Ivanhoe will furnish Entrée with a copy of the Local Counsel Opinion.

Exchange Approval

7.2 Entree's participation in the Subject Transactions is subject to the prior approval of the Exchange. Entrée hereby covenants and agrees to expeditiously apply for and use reasonable good faith efforts to obtain such consents, acceptances and approvals from the Exchange as may be necessary or desirable to fulfil its obligations hereunder and for the implementation of the Subject Transactions.

Mutual Condition Precedent

    The respective obligations of the parties hereto to complete the Subject Transactions will be subject to the mutual conditions that:

(a) there will not be in force, on the Effective Date, any order or decree of a court of competent jurisdiction or any Governmental Authority restraining, interfering with or enjoining the consummation of the Subject Transactions. This condition precedent will be deemed to have been waived by both parties unless one of them gives Notice on the Effective Date that the condition has not been satisfied; and

(b) the parties will have settled, executed and delivered the subscription agreement referred to in Section 2.3 and will have agreed to the form of the Joint Venture Agreement, within 30 days of the execution of this Agreement.

Conditions for the Benefit of Entrée

7.4 The obligations of Entrée to complete the Subject Transactions are subject to the satisfaction, on or before the Effective Date, of the following conditions, any of which may be waived by Entree without prejudice to its right to rely on any other or others of them:

(a) the representations and warranties of Ivanhoe contained in Section 6.1 will be true in all material respects immediately prior to the Effective Date with the same effect as though made at and as of such time;

(b) each of the acts and undertakings of Ivanhoe to be performed on or before the Effective Date pursuant to the terms of this Agreement will have been duly performed by it; and

(c) the Exchange will have conditionally accepted notice of the Subject Transactions subject only to the filing of documents customary for similar transactions.

Conditions for the Benefit of Ivanhoe

7.5 The obligations of Ivanhoe to complete the Subject Transactions are subject to the satisfaction, on or before the Effective Date, of the following conditions, any of which may be waived by Ivanhoe without prejudice to its right to rely on any other or others of them:

(a) the representations and warranties of Entrée contained in Sections 6.1 and 6.2 will be true in all material respects immediately prior to the Effective Date with the same effect as though made at and as of such time;

(b) each of the acts and undertakings of Entree to be performed on or before the Effective Date pursuant to the terms of this Agreement will have been duly performed by it;

(c) Ivanhoe, acting reasonably, will be satisfied with the results of its due diligence investigations pursuant to Section 7.1;

(d) Ivanhoe will have procured the Local Counsel Opinion and, acting reasonably, will be satisfied with its contents and conclusions;

(e) there will have been no material adverse change in the business, assets or financial condition of Entree or any of its subsidiaries (provided that any decline in the market price of any precious or base metal will not be considered a material adverse change); and

(f) the Exchange will have conditionally accepted notice of the Subject Transactions subject only to the filing of documents customary for similar transactions.

Effective Date

7.6 Subject to the terms and conditions hereof, the Private Placement will be completed and closed and all of the other Subject Transactions will take effect on the date (the "Effective Date") which is the third (3rd) Business Day following the later of:

(a) the date upon which the condition precedent described in Sections 7.4(c) and 7.5(e) is fulfilled; or

(b) the thirtieth (30th) day following the date of this Agreement;

provided that if, despite the good faith, best efforts of each of the parties, the Private Placement has not been completed and closed and all of the other Subject Transactions have not taken effect by the forty-fifth (45th) day following the date of this Agreement, either party may, by Notice, terminate this Agreement in which event neither party will retain any rights or obligations hereunder notwithstanding anything herein to the contrary. Any and all documents and instruments to be delivered or exchanged in order for the Private Placement to be completed and closed and for the other Subject Transactions to take effect will be delivered or exchanged by the parties at 11:00 a.m. (Vancouver time) on the Effective Date at Suite 654-999 Canada Place, Vancouver, British Columbia or at such other time and place as the parties may agree.

Failure of Conditions Precedent

7.7 If a condition precedent to the obligations of a party in this Agreement have not been satisfied or waived within the time provided, this Agreement will terminate automatically without prejudice to the right of such party to claim damages for breach of the terms of this Agreement where there has been default by the other party.

PART 8
ARBITRATION

Single Arbitrator

8.1 Any matter in dispute under this Agreement that is referred to arbitration will be determined by a single arbitrator to be appointed by the parties hereto.

Notice of Intent to Arbitrate

8.2 Either party may refer any matter in dispute under this Agreement to arbitration by Notice to the other party and, within thirty (30) days after receipt of such Notice, the parties will agree on the appointment of an arbitrator, who will be capable of commencing the arbitration within twenty one (21) days of his appointment. No person will be appointed as an arbitrator hereunder unless such person agrees in writing to act.

Effect of Lack of Agreement on Arbitration

8.3 If the parties cannot agree on a single arbitrator as provided in Section 8.2 either party may request a court of competent jurisdiction to appoint a single arbitrator in accordance with the Arbitration Act.

Procedural Matters

8.4 Except as specifically provided in this Part, an arbitration hereunder will be conducted in accordance with the Arbitration Act. The arbitrator will fix a time and place in Vancouver, British Columbia for the purpose of hearing the evidence and representations of the parties, all of which will be in camera, and he will preside over the arbitration and determine all questions of procedure not provided for under the Arbitration Act or this Part. After hearing any evidence and representations that the parties may submit, the arbitrator will make an award and reduce the same to writing and deliver one copy thereof to each of the parties. The award will be kept confidential by the parties except to the extent that disclosure is required by applicable securities laws or stock exchange rules. The decision of the arbitrator will be made within forty five (45) days after his appointment, subject to any reasonable delay due to unforeseen circumstances. The expense of the arbitration will be paid as specified in the award. The parties agree that the award of the single arbitrator will be final and binding upon each of them and will not be subject to appeal.

PART 9
CONFIDENTIALITY, USE
AND DISCLOSURE OF INFORMATION

Confidential Information

9.1 Except as provided in Sections 9.2 and 9.3, or with the prior written consent of the other party, each party will keep confidential and not disclose to any third party or the public any Confidential Information.

Permitted Disclosure of Confidential Information

9.2 Either party may disclose Confidential Information to:

(a)  a party's officers, directors, partners, members, employees, Affiliates, shareholders, agents, attorneys, accountants, consultants, contractors, subcontractors or advisors, for the sole purpose of such party's performance of its obligations under this Agreement;

(b)  any actual or potential lender, underwriter or investor for the sole purpose of evaluating whether to make a loan to or investment in the disclosing party;

(c) a third party with whom the disclosing party contemplates any independent business activity or operation; or

(d) a third party to whom the disclosing party contemplates a sale or other disposition of the whole or part of its Participating Interest.

The party disclosing Confidential Information pursuant to this Section 9.2 will disclose such Confidential Information to only those parties who have a bona fide need to have access to such Confidential Information for the purpose for which disclosure to such parties is permitted under this Section 9.2 and who have agreed in writing supplied to, and enforceable by, the other party to protect the Confidential Information from further disclosure, to use such Confidential

Information solely for such purpose and to otherwise be bound by the provisions of this Part 9. The party disclosing Confidential Information will be responsible and liable for any use or disclosure of the Confidential Information by such parties in violation of this Agreement and such other writing.

Disclosure Required By Law

9.3 Notwithstanding anything contained in this Part 9, a party may disclose any Confidential Information if, in the opinion of the disclosing party's legal counsel:

(a)  such disclosure is legally required to be made in a judicial, administrative or governmental proceeding pursuant to a valid subpoena or other applicable order; or

(b)  such disclosure is legally required to be made pursuant to the applicable securities laws, rules and regulations or, the rules or regulations of a stock exchange or similar trading market applicable to the disclosing party.

Prior to any disclosure of Confidential Information under this Section 9.3, the disclosing party will give the other party at least ten (10) days' prior Notice (unless less time is permitted by such rules, regulations or proceeding) and, in making such disclosure, the disclosing party will disclose only that portion of Confidential Information required to be disclosed and will take all reasonable steps to preserve the confidentiality thereof, including, without limitation, obtaining protective orders and supporting the other party in intervention in any such proceeding.

Public Announcements

9.4 Prior to making or issuing any press release or other public announcement or disclosure of the subject matter of this Agreement or any Confidential Information, a party will first consult with the other party as to the content and timing of such announcement or disclosure, unless in the good faith judgment of such party, there is not sufficient time to consult with the other party before such announcement or disclosure must be made under applicable Laws; but in such event, the disclosing party will notify the other party before such announcement or disclosure is made if at all reasonably possible and, if not, as soon as reasonably possible thereafter. Any press release or other public announcement or disclosure to be issued by either party relating to the Business will also identify the other party.

PART 10
GENERAL PROVISIONS

Notices

10.1 All notices, payments and other required or permitted communications ("Notices") to either party will be in writing, and will be addressed respectively as follows:

If to Entree:	Entrée Gold Inc. 1450 - 650 West Georgia Street Vancouver, B.C. V6B 4N7 Attention: President Facsimile: (604) 687-4770
If to Ivanhoe:	Ivanhoe Mines Ltd. 654 - 999 Canada Place Vancouver, B.C. V6C 3E1 Attention: Corporate Secretary Facsimile: (604) 682-2060

All Notices will be given (a) by personal delivery to the party, (b) by electronic communication, capable of producing a printed transmission, (c) by registered or certified mail return receipt requested; or (d) by overnight or other express courier service. All Notices will be effective and will be deemed given on the date of receipt at the principal address if received during normal business hours, and, if not received during normal business hours, on the next business day following receipt, or if by electronic communication, on the date of such communication. Either party may change its address by Notice to the other party.

Waiver

10.2 The failure of either party to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof will not constitute a waiver of any provision of this Agreement or limit such party's right thereafter to enforce any provision or exercise any right.

Modification

10.3 No modification of this Agreement will be valid unless made in writing and duly executed by both parties.

Force Majeure

10.4 Except for the obligation to make payments when due hereunder and any failure to incur Earn-in Expenditures in accordance with the Earn-in Schedule due to lack of funds, the obligations of a party will be suspended to the extent and for the period that performance is prevented by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including, without limitation, labour disputes (however arising and whether or not employee demands are reasonable or within the power of the party to grant); acts of God; Laws, instructions or requests of any government or governmental entity; judgments or orders of any court; inability to obtain on reasonably acceptable terms any public or private license, permit or other authorization; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of Environmental Laws; action or inaction by any federal, state or local agency that delays or prevents the issuance or granting of any approval or authorization required to conduct Operations beyond the reasonable expectations of the party seeking the approval or authorization; acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot, civil strife, insurrection or rebellion; fire, explosion, earthquake, storm, flood, sink holes, drought or other adverse weather condition; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors' or subcontractors' shortage of, or inability to obtain, labour, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; actions by native rights groups, environmental groups, or other similar special interest groups; or any other cause whether similar or dissimilar to the foregoing. The affected party will promptly give Notice to the other party of the suspension of performance, stating therein the nature of the suspension, the reasons therefor, and the expected duration thereof. The affected party will resume performance as soon as reasonably possible.

Further Assurances

10.5 Each of the parties will take, from time to time and without additional consideration, such further actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.

Entire Agreement

10.6 This Agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings between the parties relating to the subject matter hereof.

Assignment

10.7 Except as expressly permitted elsewhere in this Agreement, neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party, such consent not to be unreasonably withheld.

Successors and Assigns

10.8 This Agreement will be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties.

Time

10.9 Time is of the essence of this Agreement.

Governing Law

10.10 This Agreement will be governed by and interpreted in accordance with the laws of British Columbia without regard for any conflict of laws or choice of laws principles that would permit or require the application of the laws of any other jurisdiction.

Counterparts

10.11 This Agreement may be executed in any number of counterparts, and it will not be necessary that the signatures of both parties be contained on any counterpart. Each counterpart will be deemed an original, but all counterparts together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ENTREE GOLD INC.

By_/s/ Greg Crowe_____
Title: President

IVANHOE MINES LTD.

By_/s/ Peter Meredith__
Title: CEO

SCHEDULE "A"
to the Equity Participation and Earn-in
Agreement dated as of the 15th day of October, 2004
between Ivanhoe Mines Ltd. and Entrée Gold Inc.

PROJECT PROPERTY

Project Property Concession Boundaries

3136X
3148X
3148X
3150X
Oyu Tolgoi
V
W
R
AA
S
U
T
X
Q
A
B
E
F
C
D
N
M
J
I
P
O
L
K
H
G
Legend
100% Entree Gold Inc.
Oyu Tolgoi Mining Licence
Project Property
(approximately 39,864 ha)
3148X Exploration Licence No.
N
0
10
kilometres

Coordinate, Latitude, Longitude
A 106 36 00, 43 00 00	N 106 38 00, 42 57 00
B 106 47 30, 43 00 00	O 106 36 00, 42 55 30
C 106 47 30, 42 58 30	P 106 36 00, 42 55 30
D 106 55 00, 42 58 30	Q 106 30 00, 43 00 00
E 106 55 00, 43 00 00	R 106 30 00, 43 08 00
F 107 00 00, 43 00 00	S 107 00 00, 43 08 00
G 107 00 00, 42 55 30	T 106 55 00, 43 03 00
H 106 55 00, 42 55 30	U 106 47 30, 43 03 00
I 106 55 00, 42 57 30	V 106 04 00, 43 16 00
J 106 51 30, 42 57 30	W 106 30 00, 43 16 00
K 106 51 30, 42 55 30	X 106 04 00, 43 00 00
L 106 44 00, 42 55 30
M 106 44 00, 42 57 00	AA 106 47 30, 43 08 00

SCHEDULE "B"
to the Equity Participation and Earn-in
Agreement dated as of the 15th day of October, 2004
between Ivanhoe Mines Ltd. and Entrée Gold Inc.

TERMS OF JOINT VENTURE AGREEMENT

The form of Joint Venture Agreement will be substantially based upon Form 5A of the Rocky Mountain Mineral Law Foundation with such modifications as the parties may agree.

The Joint Venture Agreement will include, among others, additional provisions to the following effect:

The party with the largest Participating Interest from time to time will be entitled to act as the operator of the Joint Venture.

The parties will pay their pro rata shares of Joint Venture expenses. The Participating Interest of a party that does not elect to pay or, having elected to pay, fails to pay its pro rata share of Joint Venture expenses will be subject to dilution. Entrée may, at its option, require Ivanhoe to loan to Entrée funds at Ivanhoe's actual cost of capital, not to exceed Prime + 2%, to cover Entrée's pro-rata share of Joint Venture expenses.

(i) These loans will be repaid out of 90% of Entrée's share of production cash flows, after payment of operating costs. (Provided it is permitted under any project debt restrictions)

(ii) All Joint Venture expenditures will be related solely to the exploration, development and production of minerals from the Project Property.

(iii) Except as otherwise provided in the Earn-in Agreement, all development expenditures on the Project Property will be allocated between the Project Property and Ivanhoe's Oyu Tolgoi property based upon which property directly benefits from those costs. For example, shaft sinking costs on the Project Property with 50% of mineral production coming from Oyu Tolgoi property and 50% from Project Property would result in Entrée's pro-rata portion of shaft sinking expenses being 20% of 50%.

Minerals from Joint Venture will unless Entrée otherwise agrees be processed at Ivanhoe's facilities by paying milling and smelting charges. Ivanhoe confirms that its facilities are not intended to be profit centres therefore, minerals from the Joint Venture will be processed through such facilities at cost (using industry standards for calculation of cost including an amortization of capital costs). The amortization allowance for capital costs will be calculated in accordance with generally accepted accounting principles determined yearly based on the estimated quantity of minerals to be processed for Entrée's account during that year relative to the total design capacity of the processing facilities over the useful life of the processing facilities. Ivanhoe would also make these facilities available to Entrée at cost if Entrée is successful in finding other suitable ores in its Lookout Hill concession outside the Project Property. and if spare processing capacity exists at Ivanhoe's facilities.

Ivanhoe will maintain insurance in respect of the processing facilities and infrastructure described in Section 5.4 of this Agreement in accordance with the requirements of Section 5.4 of this Agreement.

Each Party's Participating Interest will be subject to a right of first refusal in favour of the other party and Ivanhoe will have a right of first refusal in respect of Entrée's interest in the geographical areas, other than the Project Property, that are subject to the Existing Licenses or any successor licenses on substantially the same terms as provided in Sections 5.5, 5.6 and 5.7 of this Agreement.

If a party's Participating Interest is reduced to 10% or less, it will relinquish that interest to the other party and will be entitled to receive a 2% net smelter returns royalty on production from the Project Property.